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                          CROWN CORK & SEAL COMPANY, INC.
                              STOCK PURCHASE PLAN
                           (As Amended and Restated)

          The Crown Cork & Seal Company, Inc. Stock Purchase Plan (the "Plan") is intended to provide the eligible employees of Crown Cork & Seal Company, Inc. (the "Company") and its participating subsidiaries a convenient means of purchasing shares of the Company's common stock, par value $5.00 per share
(the "Stock"). The Plan is intended to qualify as an "employee stock purchase plan" under section 423 of the Internal Revenue Code of 1986, as amended (the "Code"), and shall be administered, interpreted and construed in a manner consistent with the requirements of that section of the Code.

                                  ARTICLE I
                                 DEFINITIONS

          1.1 "Account" means the bookkeeping account established on behalf of each Participant by the Committee to record payroll deduction contributions made by such Participant and shares of Stock purchased on his behalf.

          1.2  "Board" means the Board of Directors of the Company.

          1.3 "Business Day" means each day on which the New York Stock Exchange is open for business.

          1.4  "Change in Control" shall mean if and when:

               1.4.1 any "person" or "group" (as such terms are used in Section
                     13(d) and Section 14(d)(2) of the Securities Exchange
                     Act of 1934, as amended) becomes a beneficial owner, directly or indirectly, of securities of the Company representing more than 50 percent of the combined voting power of the Company's then outstanding securities;

               1.4.2 individuals who were members of the Board as of the
                     Effective Date (the "Incumbent Board") shall cease to constitute at least a majority of the Board (provided that any individuals whose nomination was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual was a member of the Incumbent Board); or

               1.4.3 the approval by shareholders of the Company of a
                     reorganization, merger, consolidation or sale of all or substantially all of the assets of the Company or complete or partial liquidation or dissolution of the Company (any of the foregoing, a "Corporate Transaction"), excluding any such Corporate Transaction pursuant to which (i) substantially all of the shareholders of the Company prior to the

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                     Corporate Transaction will own more than 50 percent of
                     the voting securities of the corporation resulting from such Corporate Transaction in substantially the same relative proportions as their ownership of the Company's securities immediately prior to such Corporate Transaction and (ii) individuals who were members of the Incumbent Board will constitute at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction.

          1.5 "Company 401(k) Plan" means a qualified retirement plan established by the Company or a Subsidiary that is intended to comply with section 401(k) of the Code.

          1.6 "Compensation" means all regular salary, wages or earnings but excluding overtime, commissions, bonuses, amounts realized from the exercise of a qualified or non-qualified stock option and other special incentive payments, fees or allowances; provided that the maximum amount of annual Compensation taken into account for any purpose under the Plan is $50,000.

          1.7 "Committee" means the committee appointed pursuant to Article IX to administer the Plan.

          1.8 "Employee" means any person who is employed on a full-time or part-time basis by the Company or a Subsidiary.

          1.9 "Effective Date" means January 1, 1994, subject to the appropriate consent of the shareholders of the Company obtained at a special or annual meeting on or before June 30, 1994.

          1.10 "Entry Date" means January 1 of each Plan Year. In addition, during 1994 and solely for purposes of an Employee's initial election to commence participation in the Plan (as provided in Section 2.1 and Section 3.1), the term Entry Date shall include April 1, 1994, July 1, 1994 and October 1, 1994.

          1.11 "Non-Vested Shares" means shares of Stock that have been allocated to a Participant's Account for less than 24 months.

          1.12 "Offering Commencement Date" means the first Business Day of each Offering Period.

          1.13 "Offering Period" means each calendar quarter.

          1.14 "Offering Termination Date" means the last Business Day of each Offering Period.


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          1.15 "Participant" means an Employee who has met the eligibility requirements of Article II and who has elected to participate pursuant to an election under Section 3.1.

          1.16 "Participating Subsidiary" means each United States Subsidiary of the Company.

          1.17 "Plan Year" means the 12-month period ending December 31.

          1.18 "Subsidiary" means a subsidiary corporation of the Company as that term is defined in section 424(f) of the Code.

          1.19 "Vested Shares" means shares of Stock that have been allocated to a Participant's Account for at least 24 months.

          1.20 "Year of Service" means a consecutive 12-month period during which an individual was an Employee.

                                  ARTICLE II
                                 ELIGIBILITY

          2.1 Eligibility. Except as provided in Section 2.2 and Section 2.3, an Employee who has completed one Year of Service prior to April 1, 1994 and who continues to be employed by the Company or a Participating Subsidiary shall be eligible to participate in the Plan as of April 1, 1994.
All other Employees, except as provided in Section 2.2 and Section 2.3, shall be eligible to participate in the Plan as of the Entry Date coinciding with or next following the completion of one Year of Service.

          2.2 Ineligible Employees. Notwithstanding any provision of the Plan to the contrary, each of the following Employees shall be ineligible to participate in the Plan:

               2.2.1 An Employee who is an officer of the Company and who is
                     "highly compensated" (as provided in section 414(q) of the Code);

               2.2.2 An Employee who receives compensation from the Company or any Subsidiary in excess of the limitation imposed under
                     section 414(q)(1)(B) of the Code (as periodically adjusted);

               2.2.3 An Employee who is employed by a Subsidiary that is not a
                     Participating Subsidiary; and

               2.2.4 An Employee who is treated as owning stock possessing five percent or more of the total combined voting power or value of all classes of stock of the Company or any of its Subsidiaries (for purposes of this provision, the rules of section 424(d) of the Code shall apply in determining stock ownership of any Employee).

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          2.3  Eligibility Restrictions.  An Employee who elects to terminate participation in the Plan in accordance with Section 3.5 or who sells Non-Vested Shares in accordance with Section 6.2 shall be prohibited from participating in the Plan until the Entry Date next following the date of such termination or sale. An Employee who makes a hardship withdrawal from a Company 401(k) Plan shall be prohibited from participating in the Plan until the Entry Date coinciding with or next following the one year anniversary of the date of such withdrawal.

                                   ARTICLE III
                                   PARTICIPATION

          3.1 Commencement of Participation. An eligible Employee may become a Participant in the Plan on any Entry Date by completing an enrollment and payroll deduction form and delivering it to the Company in accordance with procedures established by the Committee.

          3.2 Payroll Deduction. At the time a Participant files his enrollment and payroll deduction form, he shall elect to have after-tax deductions made from his Compensation at the rate of 2%, 5%, 10% or 15%.

          3.3 Participants' Accounts. All payroll deductions made from a Participant's Compensation shall be credited to his Account and used to purchase shares of Stock in accordance with Article V.

          3.4 Changes in Payroll Deductions. The percentage designated by a Participant as his rate of contribution under Section 3.2 shall automatically apply to increases and decreases in his Compensation. Except as provided in Section 3.5, a Participant may elect to change the rate of his contributions to any other permissible rate effective as of the first day of the first payroll period of any Offering Period provided the Participant files written notice with the Committee of an election to change his contribution rate at least 10 Business Days before the effective date of the election.

          3.5 Suspension and Resumption of Payroll Deductions. A Participant may terminate contributions under the Plan as of the first day of any payroll period by filing written notice thereof with the Committee at least 10
Business Days before the effective date of the termination. A Participant who has terminated his participation in the Plan in accordance with the preceding provisions, shall be prohibited from resuming contributions under the Plan until the following Entry Date. In addition, all contributions by a Participant shall be automatically suspended upon such Participant's sale of Non-Vested Shares in accordance with Section 6.2 or a hardship withdrawal from a Company 401(k) Plan. A Participant whose contributions have been terminated in accordance with the preceding provisions, may resume contributions under the Plan in accordance with Section 2.3.

          3.6 Statutory Limitation. No Employee shall be granted an option which permits his rights to purchase Stock under the Plan and all other employee stock purchase plans (as described in section 423 of the Code) of the Company or any of its Subsidiaries to accrue at a rate which exceeds $25,000 of fair market value of such Stock (determined at the time such

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option is granted) for each calendar year in which such option is outstanding at any time. For purposes of this Section 3.6:

               3.6.1 the right to purchase stock under an option accrues when the option (or any portion thereof) first becomes exercisable during the calendar year;

               3.6.2 the right to purchase stock under an option accrues at the rate provided in the option, but in no case may such rate exceed $25,000 of fair market value of such stock (determined at the time such option is granted) for any one calendar year; and

               3.6.3 a right to purchase stock which has accrued under one option granted pursuant a plan may not be carried over to any other option.


                                    ARTICLE IV
                                    OFFERINGS

          4.1 Quarterly Offerings. The Plan shall be implemented through quarterly offerings of the Company's Stock. Each Offering Period shall begin on the Offering Commencement Date and shall end on the Offering Termination Date.

          4.2 Purchase Price. The "Purchase Price" per share of Stock with respect to each Offering Period shall be 85 percent of the official closing price of the Stock on the Offering Termination Date on the New York Stock Exchange (or on such other national securities exchange upon which the Stock may then be listed, hereinafter referred to as the "Exchange") or if no sale of Stock occurred on such date, the official closing price on the next preceding date.

          4.3 Maximum Offering. The maximum number of shares of Stock which shall be issued under the Plan, subject to adjustment upon changes in capitalization of the Company as provided in Section 10.3, shall be three million shares. If the total number of shares which would be purchased during any Offering Period exceeds the maximum number of available shares, the Committee shall make a pro rata allocation of the available shares in a manner that it determines to be equitable and the balance of payroll deductions credited to the Accounts of Participants shall be returned to such Participants as soon as administratively practicable.

                                     ARTICLE V
                                PURCHASE OF STOCK

          5.1 Automatic Exercise. On each Offering Termination Date, each Participant shall automatically and without any act on his part be deemed to have purchased Stock to the full extent of the payroll deductions credited to his Account during the Offering Period ending on such Offering Termination Date.


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          5.2  Fractional Shares.  Fractional shares of Stock may be purchased under the Plan.

          5.3 Acquisition of Stock. The Company may acquire Stock for use under the Plan from authorized but unissued shares, treasury shares, in the open market or in privately negotiated transactions.

                                      ARTICLE VI
                                       VESTING

          6.1 Vesting of Purchased Stock. All shares of Stock purchased pursuant to Section 5.1 shall be allocated as Non-Vested Shares to the appropriate Participant's Account as of the Offering Termination Date on which such shares are purchased and subject to Section 6.3 shall become Vested Shares on the second annual anniversary of such Offering Termination Date.

          6.2 Sale of Non-Vested Shares. A Participant may not withdraw Non-Vested Shares allocated to his Account but may sell such Non-Vested Shares in accordance with the following rules:

               6.2.1 A Participant who elects to sell Non-Vested Shares must notify the Company in accordance with procedures established by the Committee and must sell all Non-Vested Shares allocated to his Account;

               6.2.2 All sales of Non-Vested Shares shall be executed by the
                     Company on the first Offering Termination Date that occurs at least 10 Business Days after the date the Participant properly notifies the Company of his election to sell;

               6.2.3 The Company may (i) elect to purchase the Non-Vested Shares or (ii) arrange a sale of the Non-Vested Shares to a third party;

               6.2.4 The amount a Participant shall receive for the Non-Vested
                     Shares he elects to sell shall be 85% of the official closing price of the Stock on the Exchange on the applicable Offering Termination Date; and

               6.2.5 The proceeds from the sale of Non-Vested Shares, as
                     described in Section 6.2.4, shall be paid to the Participant as soon as administratively practicable following the applicable Offering Termination Date.

          6.3 Change in Control. Upon a Change in Control, all Non-Vested Shares shall become fully vested.



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                                   ARTICLE VII
                                    ACCOUNTING

          7.1 General. The Committee shall establish procedures to account for payroll deductions made by a Participant, the number of shares of Stock purchased on a Participant's behalf and the number of Vested Shares and Non-Vested Shares allocated to a Participant's Account.

          7.2 Allocation of Stock. Shares of Stock allocated to a Participant's Account shall be registered in the name of the Company or its nominee for the benefit of the Participant on whose behalf such shares were purchased.

          7.3 Accounting for Distributions. Shares of Stock distributed or sold from a Participant's Account shall be debited from his Account on a first-in first-out basis.

          7.4 Account Statements. Each Participant shall receive at least semi-annual statements of all payroll deductions and shares of Stock allocated to his Account together with all other transactions affecting his Account.

                                  ARTICLE VIII
                        WITHDRAWALS AND DISTRIBUTIONS

          8.1 Withdrawal of Vested Shares. A Participant may elect to withdraw any number of Vested Shares allocated to his Account by providing notification to the Company in accordance with procedures established by the Committee.
As soon as administratively practicable following notification of a Participant's election to withdraw Vested Shares, the Committee shall cause a certificate representing the number of shares to be withdrawn to be delivered to the Participant.

          8.2 Withdrawal of Non-Vested Shares. A Participant may not withdraw any Non-Vested Shares allocated to his Account, but may elect to sell all of his Non-Vested Shares in accordance with the procedures set forth in Section 6.2.

          8.3 Distribution Upon Termination. As soon as administratively practicable after a Participant's termination of employment with the Company for any reason, a certificate representing all of such Participant's Vested
Shares shall be distributed to him (or his executor, in the event of his death). Non-Vested Shares shall not be distributed until the earlier of: (i) the date the Participant (or his executor, in the event of his death) elects to sell such shares to the Company pursuant to Section 6.2, or (ii) such shares become Vested Shares pursuant to Section 6.1.

          8.4 Distribution of Payroll Deductions. In the event a Participant terminates his employment with the Company or his participation in the Plan is terminated pursuant to Section 3.5, any payroll deductions allocated to his Account and not yet applied to purchase Stock in accordance with Section 5.1 shall be distributed to him in a cash lump sum as soon as administratively practicable thereafter.

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                                   ARTICLE IX
                                 ADMINISTRATION

          9.1 Appointment of Committee. The Board shall appoint a Committee to administer the Plan, which shall consist of no fewer than three members. The Board may from time to time appoint members to the Committee in substitution for or in addition to members previously appointed and may fill vacancies, however caused, in the Committee.

          9.2 Authority of Committee. The Committee shall have the exclusive power and authority to administer the Plan, including without limitation the right and power to interpret the provisions of the Plan and make all determinations deemed necessary or advisable for the administration of the Plan (including without limitation a determination as to whether a Change in Control has occurred). All such actions, interpretations and determinations which are done or made by the Committee in good faith shall be final, conclusive and binding on the Company, the Subsidiaries, the Participants and all other parties and shall not subject the Committee to any liability.

          9.3 Committee Procedures. The Committee may select one of its members as its Chairman and shall hold its meetings at such times and places as it shall deem advisable and may hold telephone meetings. A majority of its members shall constitute a quorum. All determinations of the Committee shall be made by a majority of its members. Any decision or determination reduced to writing and signed by a majority of the members of the Committee shall be as fully effective as if it had been made by a majority vote at a meeting duly called and held. The Committee may appoint a secretary and shall make such rules and regulations for the conduct of its business as it shall deem advisable.

          9.4 Expenses. The Company and its Subsidiaries will pay all expenses incident to the operation of the Plan, including the costs of recordkeeping, accounting fees, legal fees and the costs of delivery of stock certificates to Participants. However, neither the Company nor any of the Subsidiaries will pay any expenses incurred in connection with the sale of shares of Stock credited to a Participant's Account. Expenses in connection with any such sale will be deducted from the proceeds of sale prior to any remittance to the Participant.

                                  ARTICLE X
                                MISCELLANEOUS

          10.1 Transferability. Neither payroll deductions credited to a Participant's Account nor any rights with regard to the purchase of Stock under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way by the Participant other than by will or the laws of descent and distribution.

        10.2 Status as Owner. Each Participant shall be deemed to legally own all shares of Stock allocated to his Account and, subject to the vesting requirements of Article VI, shall be entitled to exercise all rights associated with ownership of the shares, including, without limitation, the right to vote such shares in all matters for which Stock is entitled to vote, receive dividends, if any, and tender such shares in response to a tender offer.
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          10.3 Adjustment Upon Changes in Capitalization.  In the event of a reorganization, recapitalization, stock split, spin-off, split-off, split-up, stock dividend, combination of shares, merger, consolidation or any other change in the corporate structure of the Company, or a sale by the Company of all or part of its assets, the Board may make appropriate adjustments in the number and kind of shares which are subject to purchase under the Plan and in the exercise price applicable to outstanding options.

          10.4 Amendment and Termination. The Board shall have complete power and authority to terminate or amend the Plan (including without limitation the power and authority to make any amendment that may be deemed to affect the interests of any Participant adversely); provided, however, that the Board shall not, without the approval of the shareholders of the Company
(i) increase the maximum number of shares which may be offered under the Plan (except pursuant to Section 10.3); (ii) modify the requirements as to eligibility for participation in the Plan; or (iii) in any other way cause the Plan to fail the requirements of section 423 of the Code.

          The Plan and all rights of Employees hereunder shall terminate: (i) at any time, at the discretion of the Board, in which case any cash balance in Participants' Accounts shall be refunded to such Participants as soon as administratively possible; or (ii) on the Offering Termination Date on which Participants become entitled to purchase a number of shares of Stock that exceeds the maximum number of shares available under the Plan.

          10.5 No Employment Rights. The Plan does not, directly or indirectly, create in any Employee any right with respect to continuation of employment by the Company or any Subsidiary and it shall not be deemed to interfere in any way with the Company's or any Subsidiary's right to terminate, or otherwise modify, an Employee's terms of employment at any time.

          10.6 Withholding. To the extent any payments or distributions under this Plan are subject to Federal, state or local taxes, the Company or any Subsidiary are authorized to withhold all applicable taxes. The Company or any Subsidiary may satisfy its withholding obligation by (i) withholding shares of Stock allocated to a Participant's Account, (ii) deducting cash from a Participant's Account, or (iii) deducting cash from a Participant's other compensation. A Participant's election to participate in the Plan authorizes the Company or the appropriate Subsidiary to take any of the actions described in the preceding sentence.

          10.7 Use of Funds. All payroll deductions held by the Company under this Plan may be used by the Company for any corporate purpose and the Company shall not be obligated to hold such payroll deductions in trust or otherwise segregate such amounts.

          10.8 Governing Law. Except to the extent superseded by Federal law, the laws of the Commonwealth of Pennsylvania will govern all matters relating to the Plan.

                             * * * *

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          To record the adoption of the Plan, Crown Cork & Seal Company, Inc.
has caused its authorized officers to affix its corporate name and seal this 15th day of March, 1994.

[CORPORATE SEAL]                           CROWN CORK & SEAL COMPANY, INC.

Attest:/s/Matthew R. Nardi                 By:/s/Gary L. Burgess